Exhibit 4.11

DEED OF INDEMNITY

THIS DEED is dated 20 May 2015

BETWEEN

GILAT SATELLITE NETWORKS LTD, a company organised under the laws of Israel, under company no 52-003893-6, with its registered office at 21 Yegia Kapayin ST. Petah Tikva, Israel 49130 (The “Indemnifying Party”).

AMTRUST EUROPE LIMITED, a company organised under the laws of England and Wales, under company no. 1229676, with its registered office at Market Square House, St. James Street, Nottingham NG1 6FG. (The “Surety”).

Each of Surety and Indemnifying Party may be referred to herein as a "Party" and, jointly, as the "Parties".

RECITALS

1).- Subject to the execution of this Deed, the Surety will issue Bonds in favor of the Obligee for the benefit of Principal Obligor, as per the terms and conditions of the Contract (as defined below).

2). - The Principal Obligor shall post the Bonds with Obligee(s) (as defined below).

3).- The Indemnifying Party has agreed to enter into this Deed for the purpose of indemnifying and holding the Surety harmless from any and all Liabilities (as defined below) in relation to the Bonds.

AGREED TERMS

1. - INTERPRETATION.

The definitions and rules of interpretation in this clause apply in this Deed:

A.
“Bonds” means contracts of surety-ship, undertakings, guarantees or indemnities executed or procured by the Surety, described in the Contract, including those underwritten as reinsurers or by means of a Fronting Company or Cedant or issued in any acceptable form.

B.	“Contract” means the agreement, attached (SCHEDULE Nº 1), executed by or on behalf of the Principal Obligor with the Surety.

C.	"Collateralization Event" means any one or more of the following:

a.	The Surety has declared the Principal Obligor in default under the Contract(s) in relation to the bank intervention of the advance payments as described in the Section 2 of said Contract, or
b.	The Surety has received notice from the Obligee or has knowledge of facts communicated by the Obligee which Surety reasonably believes may result in a Liability to Surety; or

D.	“ Event of Default” means any one or more of the following:

a.	The Indemnifying Party breaches any of its material obligation under this Deed; or
b.	The Obligee has requested payment in respect of any of the Bonds which have been deposited or posted with the Obligee; or
c.
The Principal Obligor has failed, refused or delayed to pay or is unable to pay claims, premium invoices or other indebtedness due to the Surety for the issuance of any of the Bonds which have been deposited or posted with an Obligee.

E.
“Liabilities” means all claims, damages, expenses, costs, fees and liabilities of every nature (including premiums, taxes and duties) (whether actual or contingent, present or future, joint or several, and whether or not subject to the giving of notice related to the Bonds or the Contract) which Surety may sustain or incur by reason of having issued the Bond (s) or by reason of the Principal Obligor’s default under the Contract (including premiums) and shall include but not be limited to account payments, partial payments, or without prejudice payments made by the Surety to the Obligee (s) provided always that the maximum aggregate liability on the part of the Indemnifying Party shall not exceed US$ 57.269.707,00 (FIFTY SEVEN MILLION TWO HUNDRED AND SIXTY-NINE THOUSAND SEVEN HUNDRED AND SEVEN) US DOLLARS and shall not include indirect or consequential damages.

F.
“Obligee” means the FONDO DE INVERSION EN TELECOMUNICACIONES (FITEL), with RUC (Peruvian Taxpayer Registration) No. 20514935590 and domiciled at Jr. Zorritos No. 1203, Lima 01, the Republic of Peru, or any entity that may replace it.

G.	“Principal Obligors” means:

GILAT NETWORKS PERÚ S.A., a subsidiary of GILAT HOME TO PERU S.A. (99%) and GILAT SATELLITE NETWORKS LTD (1%), organised under the laws of Perú or any other joint substitute or successor, affiliates, subsidiaries, divisions, successors, assigns or joint ventures of GILAT NETWORKS PERÚ S.A.

2. – INDEMNITY AND COLLATERALIZATION.

2.1. –
Upon the occurrence of an Event of Default, the Indemnifying Party and its successors (jointly and severally) unconditionally and irrevocably agree to indemnify and keep indemnified the Surety, holding it harmless from any and all Liabilities in connection with the Bonds paying to Surety upon first demand and before the Surety has made any payment, any and all Liability. A Statement of Loss sworn to by an officer of Surety shall be conclusive evidence of fact and extent of liability of Indemnifying Party to Surety.

2.2. –
Upon the occurrence of a Collateralization Event, Surety has the right, in its sole and absolute discretion to require the Indemnifying Party to pay the Surety on demand for the credit of such account as the Surety may specify for this purpose such amount or amounts that the Surety may specify as being necessary to ensure the full payment of any and all Liability to Obligee.

2.3. -
Surety shall have the exclusive right, in its sole and absolute discretion, to determine whether any claim, demand, suit or judgement on the Bond (s) shall be paid, settled, defended, prosecuted, compromised or appealed. It shall not be a defence to such enforcement by the Surety that the Surety could or should have resisted or disputed any claim, demand, suit or judgement. The Surety shall submit timely and complete updates regarding any such action to the Indemnifying Party and support the joining of Indemnifying Party to such proceedings (if sought by Indemnifying Party), at Indemnifying Party's costs and expense.

2.4. -
The Surety shall be entitled to enforce the obligations under this Deed against the Indemnifying Party without first proceeding against any Principal Obligor or exercising or exhausting any security held by Surety.

2.5. -
Should the Obligee request the amendment of the wording, terms or conditions of any Bond the Surety may cancel, modify, amend or renew or extend the terms and conditions of the said Bond and the Indemnifying Party agrees that it will not release, remove discharge or affect the Indemnifying Party’s liability hereunder and shall provide advance notice to Indemnifying Party of such changes.

2.6. -
For the avoidance of doubt, clarified that the obligations and undertakings of the Indemnifying Party pursuant to this Deed constitute an indemnity undertaking in accordance with section 16 of the Israeli Guarantee Law 1967 and not a guarantee or surety.

3. - SEVERANCE.

3.1.
Should any provision of this Deed be held to be unlawful, unenforceable or invalid by a court competent jurisdiction, then (i) such provision is hereby declared to be of no force and effect and this Deed shall be construed as if such provision had not been included herein, (ii) the Surety and the Indemnifying Party shall replace such provision with another provision or provisions which will as closely as possible reflect the commercial intention of the parties hereto and shall not render the other provisions hereof invalid, and (iii) all other provisions of this Deed shall not be rendered invalid as a result of such provision being unlawful, unenforceable or invalid.

4. VARIATION AND WAIVER.

4.1. -	No variation of this Deed shall be effective unless it is in writing and signed by the parties (or their authorized representatives).

4.2. -
No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Deed or by law is only effective if it is in writing.

5. ASSIGNMENT AND OTHER DEALINGS.

5.1.
Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Deed without the prior written consent of the other party.

6. THIRD PARTY RIGHTS.

6.1.	No one other than a party to this Deed shall have any right to enforce any of its terms.

7. GOVERNING LAW AND JURISDICTION.

7.1
This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the State of Israel.

7.2
The Indemnifying Party irrevocably agrees that the courts of Tel Aviv, Israel, shall have jurisdiction to settle any dispute or claim arising out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

8. NOTICES.

8.1.
Any notices required to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly served if delivered by hand or sent by recorded delivery post correctly addressed to the address of the respective party as specified in this Deed or at such other address as may be designated by the relevant party by notice in writing to the other party from time to time in accordance with this clause 8, and shall be deemed effective as from the date of receipt.

9. COUNTERPARTS.

9.1.
This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Deed.

10. MISCELLANEOUS.

10.1.
The terms and conditions of this Deed comprise the entire understanding of the Parties in connection with the subject matter of this Deed, and they shall prevail over any oral or written understanding, commitment, representation, or undertaking entered into prior to the signing of this Deed.

10.2.
Each Party shall maintain in confidence and protect the secrecy of all confidential and proprietary information disclosed to it by the other Party (including the existence of this Deed) or disclosed during or in connection of or in performance of this Deed, including all technical, business and pricing information (the "Confidential Information"). Such receiving Party may only disclose such Confidential Information to its associates, partners, agents, representatives, counsels, employees, consultants and, in the case of the Surety, to entities who provide the necessary capacity to issue surety bonds or guarantees. The recipient Party shall in any case inform of the confidential nature of the said Confidential Information and shall, in any case, be responsible for unauthorized use or disclosure of such Confidential Information. Such receiving Party shall not disclose the said Confidential Information to any other person or entity, other than the above mentioned, unless it receives the prior written consent of the disclosing Party. The foregoing obligations shall not apply in the following instances: (i) disclosure of the Confidential Information was required under any applicable law; (ii) the Confidential Information is in the public domain otherwise than as a consequence of a breach of this Deed; or (d) such Confidential Information was previously and demonstrably known to the receiving party, or was subsequently independently developed without use of the confidential information.

SCHEDULE 1

SURETY - SPECIAL CONDITION´S SCHEDULE.

Blanket Policy nº	(PENDING)	Policy Holder/ Principal’s Name	GILAT NETWORKS PERÚ S.A.
Branch and class	Contract Surety Advance Payment Bonds	Policy Holder/Principal’s Adresss.	AVENIDA CARLOS VILLARÁN Nº 140, TORRE “A” DEL EDIFICIO INTERBANK, PISO 12, URBANIZACIÓN SANTA CATALINA, DISTRITO DE LA VICTORIA, PROVINCIA Y DEPARTAMENTO DE LIMA, PERÚ.
Inception Date	20/05/2015	Policy Holder/Principal’s Province.	LIMA
Maximum Insured Capital	Apurimac Project: USD 16,532,190 Ayacucho Project: USD 21,282,882 Huanvelica Project: USD 19,454,635 Total: USD 57,269,706	Insured’s/Obligee`s Name	FONDO DE INVERSION EN TELECOMUNICACIONES (FITEL)
Rate	2,75% (annual) + local taxes and issuance expenses	Broker’s Name/Direct insurance	JAIME GABEL

INSURED OPERATION
Title of the work, supply, ...	THREE PROJECTS OF REGIONAL TELECOMMUNICATIONS. Installation of broadband for the integral connectivity and social development of 3 regions: Apurimac, Ayacucho and Huancavelica.
Minimum Premium
For the first year it will be the Premium equivalent to 6 months of the risk. For the following periods, the premium will be fixed based on the above rate, dates, capitals and advance of the works. We will refund the premium not used in the case the bonds are cancelled before the annuity and always if the minimum Premium is exceeded.
	Place for the payment of premiums.	Perú

CONDITIONS FOR THE ISSUANCE OF THE BONDS THAT WILL BE EXCUTED BY RIMAC SEGUROS Y
REASEGUROS AS FRONTING COMPANY IN PERU BEING AMTRUST EUROPE LIMITED THE REINSURER.
 1).- DEED OF INDEMNITY signed as Indemnitor by GILAT SATELITE NETWORKS LTD up to 100% of the maximum insured capital of the bonds.
 2).- BANK INTERVENTION OF THE ADVANCE PAYMENTS RECEIVED FROM THE OBLIGEE FOR THE TOTAL AMOUNT OF USD 57,269,706.

SCHEDULE 1

These payments will be deposited in a bank account with the joint signature of the POLICY HOLDER on one side and a legal representative of AMTRUST Peru. In this case, and in order for the funds to be gradually available, the AMTRUST legal representative will sign the disposals always after receiving proof of all the amounts/invoices of the services or materials used in for the Works as set out below.

Regarding the setting up of the intervened account and how to disburse the funds, we are setting out the following;

2.1.).- SETTING UP THE INTERVENED ACCOUNT.

In order to verify that the “intervened account” has been correctly set up, the client must deliver Amtrust the following documentation:

1).- Instructions letter to the bank with evidence that it has been received by the bank. This instructions letter will have to expressly convey that any payment to be made from the account can only be made if there is a joint signature of both, an AMTRUST legal representative and the POLICY HOLDER, and that such instruction can only be revoked / cancelled with a written communication from AMTRUST to the Bank.

2).- A document from the bank accepting the instructions above.

3).- The contract of the account.
AMTRUST will not allow any fund disposal until all these 3 documents have been received.

We recommend, in order for the bank account to be set up in an efficient matter, to open it at the GNB bank as it already knows and accepts all the requirements that these accounts must comply with. If the client wants to propose another Bank, this will be accepted only if such other bank compromises itself to intervene the account according to the said AMTRUST terms, which include the obligation to give us a certificate that the account has been intervened and that this intervention cannot be revoked or cancelled unless it is acknowledged by AMTRUST.

2.2).- PROCEDURE FOR THE DISPOSAL OF THE FUNDS.

In order to disburse funds from the intervened account, it will be required to provide to AMTRUST:

1).- FINANCIAL PLANNING OR SCHEDULE of the Works (in Excel format) including all the costs related to the Project, which shall be provided to AMTRUST by POLICY HOLDER.

2).- INVOICES OR EQUIVALENT PAYMENT INSTRUCTIONS that proof the requested amounts to be disbursed.

3).- A SUMMARY OF THE INVOICES. Besides of the invoices, the POLICY HOLDER will provide us with an Excel file that will include the main information of every invoice such as:

-  Invoice number
-  Date
-  Provider
-  Amount of the invoice
-  Amount to be paid
-  Concept within the financial planning the invoice is related to
-  Total amount to disburse

4).- AMTRUST shall receive quarterly updated information on the evolution of the Works.

In order to disburse the funds AMTRUST will count on the support of an external Engineering Consulting firm.

SCHEDULE 1

2.3.).- SCHEDULE FOR THE FUNDS DISPOSALS.

1).- AMTRUST is committed to respond to any fund disposal request in maximum 24 working hours since the request has been received within the working schedule of the AMTRUST Madrid Office.

2).- Any fund disposal request that has a lower or equal value to that established in the budget (with a 10% tolerance) will be approved by AMTRUST. The general expenses/overheads foreseen in the financial planning will be disbursed by AMTRUST without the need of specific justification up to the sum of USD 1,000,000 monthly.

3).- If AMTRUST does not comply with this proposed performance and within the agreed period (or if AMTRUST does not answer or show enough flexibility), AMTRUST will commit itself to implement an “accelerated process” by which 25% of the funds deposited in the intervened account from time to time will be automatically disbursed after having been requested so by the POLICY HOLDER, and then being accounted for “a posteriori”.

4).- AMTRUST can value the possibility that, at the POLICY HOLDER’s choice, the funds that are not used were to be invested in financial products that might generate profits. Notwithstanding the foregoing, the POLICY HOLDER must provide AMTRUST with the information about such products for its knowledge and approval in order to verify the type of product, its validity and to make sure that the entity where these funds would be deposited is not a risk for this operation.

5).- For future projects, and if the POLICY HOLDER has shown and established at positive performance regarding the disposal of funds, AMTRUST could implement the “accelerated process” from the beginning.

6).- If the POLICY HOLDER makes the decision to swap with another bonds or guarantees the bonds, AMTRUST shall cease in the intervention of the intervened account at the time that the bonds have been returned by the Insured and this contract shall terminate at such time provided POLICY HOLDER has paid AMTRUST`s outstanding premiums until such time.

These conditions shall be governed under the laws of England and Wales and the Courts of London, United Kingdom shall have exclusive jurisdictions over any dispute arising out of on in connection therewith.
 Madrid, 20/05/2015.

Policyholder	Reinsurer
GILAT NETWORKS PERU S.A	AMTRUST EUROPE LIMITED

Data Protection

The personal data provided in this contract shall be processed by AM TRUST EUROPE LIMITED, established in Market Square House, St. James Street, Nottingham, Nottinghamshire, NG1 6FG, Tel 44 0115 941 1022, Fax.44 0115 941 1316; in accordance with the legislation applicable to the Insurer under the Data Protection Act 1998 (UK Data Protection Act 1998).

 The data shall be used to address and resolve their queries, to provide information about our products and services, and for research, analysis and regulation. Data may be shared with other companies with whom we have a business relationship, including our regulator (Financial Conduct Authority and Prudential Regulation Authority). We may contact you by mail, email, telephone or other suitable means to answer your queries.

SCHEDULE 1

The Policyholder and where appropriate, the insured have the right to request a copy of the personal data supplied (this may have a cost for the applicant) and also have the right to correct any incorrect data that may be contained in the information provided.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

(The “Indemnifying Party”)

Signed as a deed by GILAT SATELLITE NETWORKS LTD.
Acting by
A director and
In the presence of:

[Witness]

[Signature]

[Address]
[Occupation]

IN WITNESS WHEREOF, the Surety hereby executes this Deed under seal.

(The “ Surety “)

Signed as a deed by AMTRUST EUROPE LIMITED
Acting by
A director and
A director/ its secretary
In the presence of:

[Witness]

[Signature]

[Address]

[Occupation]

DEED OF CONSENT

THIS DEED is dated December 29, 2015

BETWEEN

GILAT SATELLITE NETWORKS LTD, a company organised under the laws of Israel, under company no 52-003893-6, with its registered office at 21 Yegia Kapayin ST. Petah Tikva, Israel 49130 (The “Indemnifying Party”).

AMTRUST EUROPE LIMITED, a company organised under the laws of England and Wales, under company no. 1229676, with its registered office at Market Square House, St. James Street, Nottingham NG1 6FG. (The “Surety”).

RECITALS

1).- Subject to the execution of the Deed dated 20 May 2015, the Surety has issued Bonds in favor of the Obligee for the benefit of Principal Obligor, as per the terms and conditions of the Contract (as defined in the Deed dated 20 May 2015).

2). - The Principal Obligor has posted the Bonds with Obligee(s) (as defined in the Deed dated 20 May 2015).

3).- The Indemnifying Party entered the said Deed for the purpose of indemnifying and holding the Surety harmless from any and all Liabilities (as defined in the Deed dated 20 May 2015) in relation to the Bonds.

4) - Pursuant to an amendment of the Contract (attached as SCHEDULE Nº1 to the Deed of Indemnity dated 20 May 2015) the said SCHEDULE Nº1 is to be replaced by the AMENDED SCHEDULE Nº1 hereby attached.

AGREED TERMS:

1.- CONSENT TO VARIATION AND CONFIRMATION OF THE DEED OF INDEMNITY.

1.1)
The Indemnifying Party confirms it has received a copy of the AMENDED SCHEDULE Nº 1 (hereby attached) and consents to the provisions of the AMENDED SCHEDULE Nº 1, which, from the date of this deed replaces SCHEDULE Nº 1 attached to the Deed dated 20 May 2015.

1.2)
The Indemnifying Party confirms that the Deed of Indemnity dated 20 May 2015 remains in full force and effect. For the avoidance of doubt, this Deed of Consent shall not expand the Liabilities for which the Indemnifying Party is liable to Surety pursuant to the original terms of the Letter of Indemnity, dated May 20, 2015 and executed between the Parties hereto.

2.- COUNTERPARTS.

2.1)
This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Deed.

AMENDED SCHEDULE 1

SURETY - SPECIAL CONDITION´S SCHEDULE.

Blanket Policy nº	20600386442	Policy Holder/ Principal’s Name	GILAT NETWORKS PERÚ S.A.
Branch and class	Contract Surety Advance Payment Bonds	Policy Holder/Principal’s Adresss.	AVENIDA CARLOS VILLARÁN Nº 140, TORRE “A” DEL EDIFICIO INTERBANK, PISO 12, URBANIZACIÓN SANTA CATALINA, DISTRITO DE LA VICTORIA, PROVINCIA Y DEPARTAMENTO DE LIMA 13, LIMA PERÚ.
Inception Date	20/05/2015	Policy Holder/Principal’s Province.	LIMA
Maximum Insured Capital	Apurimac Project: USD 16,532,190 Ayacucho Project: USD 21,282,882 Huanvelica Project: USD 19,454,635 Cusco Proyect: USD 48,779,550 Total: USD 106,049,257	Insured’s/Obligee`s Name	FONDO DE INVERSION EN TELECOMUNICACIONES (FITEL)
Rate	2,75% (annual) + local taxes and issuance expenses	Broker’s Name/Direct insurance	JAIME GABEL

INSURED OPERATION

Title of the work, supply, ...	THREE PROJECTS OF REGIONAL TELECOMMUNICATIONS. Installation of broadband for the integral connectivity and social development of 3 regions: Apurimac, Ayacucho and Huancavelica.
Minimum Premium
For the first year it will be the Premium equivalent to 6 months of the risk. For the following periods, the premium will be fixed based on the above rate, dates, capitals and advance of the works. We will refund the premium not used in the case the bonds are cancelled before the annuity and always if the minimum Premium is exceeded.
	Place for the payment of premiums.	Perú

CONDITIONS FOR THE ISSUANCE OF THE BONDS THAT WILL BE EXCUTED BY RIMAC SEGUROS Y
REASEGUROS AS FRONTING COMPANY IN PERU BEING AMTRUST EUROPE LIMITED THE REINSURER.

That as a result of the new Cusco contract, whose amount is USD 48,779,550 and the agreed contractual conditions it is necessary to amend the advanced payment's disposal, due to the fact that all revenue/income from the 4 Projects (Apurimac, Ayacucho, and Huanvelica Cusco), will at all times be bound to any and all possible loss that may result from a claim as a money collateral, notwithstanding that the Deed of Indemnity signed on the 20th May 2015 shall, at all times ,hold AMTRUST harmless from any and all liabilities in relation to the bonds issued for the Apurimac, Ayacucho and Huanvelica Projects up to the maximum aggregate amount of USD 57,269,707.

1).- BANK INTERVENTION OF THE ADVANCE PAYMENTS RECEIVED FROM THE OBLIGEE AND ANY OTHER REVENUE/INCOME COMING FROM THE ABOVE MENTIONED PROJECTS (APURIMAC, AYACUCHO,HUANCAVELICA Y CUSCO).

These payments will be deposited in a bank account with the joint signature of the POLICYHOLDER on one side and a legal representative of AMTRUST Peru. In this case, and in order for the advanced payments to be gradually available, the AMTRUST legal representative will sign the disposals always after receiving proof of all the amounts/invoices of the services or materials used in for the Works as set out below.

Amounts from revenue/income will be available as described in clause 1.4)

Regarding the setting up of the intervened account and how to disburse the funds we are setting out the following;

1.1.). - SETTING UP THE INTERVENED ACCOUNT.

In order to verify that the “intervened account” has been correctly set up, the client must deliver Amtrust the following documentation:

1).- Instructions letter to the bank with evidence that it has been received by the bank. This instructions letter will have to expressly convey that any payment to be made from the account can only be made if there is a joint signature of both, an AMTRUST legal representative and the POLICY HOLDER, and that such instruction can only be revoked / cancelled with a written communication from AMTRUST to the Bank.

2).- A document from the bank accepting the instructions above.

3).- The contract of the account.

AMTRUST will not allow any fund disposal until all these 3 documents have been received.

We recommend, in order for the bank account to be set up in an efficient matter, to open it at the GNB bank as it already knows and accepts all the requirements that these accounts must comply with. If the client wants to propose another Bank, this will be accepted only if such other bank compromises itself to intervene the account according to the said AMTRUST terms, which include the obligation to give us a certificate that the account has been intervened and that this intervention cannot be revoked or cancelled unless it is acknowledged by AMTRUST.

1.2). - PROCEDURE FOR THE DISPOSAL OF THE ADVANCED PAYMENTS.

In order to disburse advanced payments from the intervened account, it will be required to provide to AMTRUST:

1). - FINANCIAL PLANNING OR SCHEDULE of the Works (in Excel format) including all the costs related to the Project, which shall be provided to AMTRUST by POLICYHOLDER.

2). - INVOICES OR EQUIVALENT PAYMENT INSTRUCTIONS that proof the requested amounts to be disbursed.

3). - A SUMMARY OF THE INVOICES. Besides of the invoices, the POLICYHOLDER will provide us with an Excel file that will include the main information of every invoice such as:

-   Invoice number
-   Date
-   Provider
-   Amount of the invoice
-   Amount to be paid
-   Concept within the financial planning the invoice is related to
-   Total amount to disburse

4).- AMTRUST shall receive quarterly updated information on the evolution of the Works.

In order to disburse the funds AMTRUST will count on the support of an external Engineering Consulting firm.

1.3.).- SCHEDULE FOR THE ADVANCED PAYMENT DISPOSALS.

1).- AMTRUST is committed to respond to any advanced payments disposal request in maximum 24 working hours since the request has been received within the working schedule of the AMTRUST Madrid Office.

2).- Any advanced payments disposal request that has a lower or equal value to that established in the budget (with a 10% tolerance) will be approved by AMTRUST. The general expenses/overheads foreseen in the financial planning will be disbursed by AMTRUST without the need of specific justification up to the sum of USD 1,000,000 monthly.

3). - If AMTRUST does not comply with this proposed performance and within the agreed period (or if AMTRUST does not answer or show enough flexibility), AMTRUST will commit itself to implement an “accelerated process” by which 25% of the funds deposited in the intervened account from time to time will be automatically disbursed after having been requested so by the POLICYHOLDER, and then being accounted for “a posteriori”.

4).- Notwithstanding the above AMTRUST shall not authorize any disposal which might imply that, due to such disposal, the balance in the bank account results to be less than the maximum insured value of the living risks of the bonds issued by AMTRUST for the benefit of Gilat due to the contract signed between the later and Fitel for the Cusco Region.

5). - For future projects, and if the POLICYHOLDER has shown and established a positive performance regarding the disposal of funds, AMTRUST could implement the “accelerated process” from the beginning.

1.4) DISPOSAL OF THE REVENUE/INCOME AMOUNTS

Any and all amounts deposited in the intervened bank account coming from any and all revenues/incomes from the above mentioned projects (Apurimac, Ayacucho, Huancavelica) shall be object of disposal once fulfilled the conditions described in clause 1.4) for Advanced Payments and with express prior consent of AMTRUST.

1.5) COMMON PROVISIONS

1). - AMTRUST can value the possibility that, at the POLICYHOLDER’s choice, the amounts deposited in the intervened account that are not used were to be invested in financial products that might generate profits. Notwithstanding the foregoing, the POLICYHOLDER must provide AMTRUST with the information about such products for its knowledge and approval in order to verify the type of product, their validity and to make sure that the entity where these funds would be deposited is not a risk for this operation. The POLICYHOLDER shall, under no circumstances, invest in any financial products which may hinder the payment of claims as established by Peruvian Law.

2).- If the POLICYHOLDER makes the decision to swap with another bonds or guarantees the AMTRUST bonds, AMTRUST shall cease in the intervention of the intervened account at the time that the bonds have been returned by the Insured and this contract shall terminate at such time provided POLICYHOLDER has paid AMTRUST`s outstanding premiums until such time.

These conditions shall be governed under the laws of England and Wales and the Courts of London, United Kingdom shall have exclusive jurisdictions over any dispute arising out of on in connection therewith.

Madrid, 28/12/2015.

Policyholder	Reinsurer
GILAT NETWORKS PERU S.A	AMTRUST EUROPE LIMITED

Data Protection

The personal data provided in this contract shall be processed by AM TRUST EUROPE LIMITED, established in Market Square House, St. James Street, Nottingham, Nottinghamshire, NG1 6FG, Tel 44 0115 941 1022, Fax.44 0115 941 1316; in accordance with the legislation applicable to the Insurer under the Data Protection Act 1998 (UK Data Protection Act 1998).

The data shall be used to address and resolve their queries, to provide information about our products and services, and for research, analysis and regulation. Data may be shared with other companies with whom we have a business relationship, including our regulator (Financial Conduct Authority and Prudential Regulation Authority). We may contact you by mail, email, telephone or other suitable means to answer your queries.

The Policyholder and where appropriate, the insured have the right to request a copy of the personal data supplied (this may have a cost for the applicant) and also have the right to correct any incorrect data that may be contained in the information provided.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

(The “Indemnifying Party”)

Signed as a deed by GILAT SATELLITE NETWORKS LTD.
Acting by
A director and
In the presence of:

[Witness]

[Signature]

[Address]
[Occupation]

IN WITNESS WHEREOF, the Surety hereby executes this Deed under seal.

(The “ Surety “)

Signed as a deed by AMTRUST EUROPE LIMITED
Acting by
A director and
A director/ its secretary
In the presence of:

[Witness]

[Signature]

[Address]

[Occupation]